Exhibit 4.1



THIS DEED is made this 17th day of September, 2002

BETWEEN

1. WHARF COMMUNICATIONS LIMITED (formerly known as Wharf Communications Investments Limited) whose registered office is situate at 16th Floor, Ocean Centre, Harbour City, Kowloon, Hong Kong ("Bondholder"); and

2. i-CABLE COMMUNICATIONS LIMITED whose registered office is situate at 16th Floor, Ocean Centre, Harbour City, Kowloon, Hong Kong ("i-CABLE").

WHEREAS

A. Pursuant to the terms of a Deed Poll dated 18th November 1999 ("Deed Poll") of i-CABLE, the Bondholder subscribed in full the HK$1,800,000,000 4% Convertible Bonds (the "Bonds") issued by i-CABLE. The Bonds are due for redemption on 23rd November 2003.

B. i-CABLE has agreed to redeem from the Bondholder such portion of the Bonds in the principal amount of HK$1,500,000,000 (the "Redeemed Bonds") and the Bondholder has agreed to surrender the Redeemed Bonds to i-CABLE upon the terms and conditions hereinafter appearing.

WHEREBY THE PARTIES AGREE AS FOLLOWS: -

1. Subject to the terms and conditions of this Deed, i-CABLE shall redeem from the Bondholder the Redeemed Bonds at a consideration of HK$1,500,000,000 ("Redemption Price") free from all charges, liens, hypothecation, equities, encumbrances or other adverse claims or interests and with all rights now and hereafter attaching thereto.

2. Completion (as defined in Clause 4 below) shall be conditional upon the fulfillment of the following conditions:

     (a) this Deed being approved by the shareholders of i-CABLE at an extraordinary general meeting; and

     (b) the obtaining by i-CABLE and/or the Bondholder of all consents and approvals from the relevant authorities, if any.

3. The Bondholder shall provide all reasonable assistance to i-CABLE in fulfilling the Conditions.

4. Completion of the redemption of the Redeemed Bonds ("Completion") shall take place within five business days from the date on which all the Conditions have been fulfilled and at such time as the parties may agree and at the office of the Bondholder in Hong Kong (or, on such other date, at such other time and place as i-CABLE and the Bondholder may agree), and each of the parties hereto shall perform its obligations set out in
     Schedule 1.

5. The Redemption Price and the Interest (as defined in paragraph 1(a)(ii) of Schedule 1) shall be paid by i-CABLE to the Bondholder on Completion as referred to in Schedule 1.

6. The Bondholder hereby represents and warrants to i-CABLE that as at the date hereof and up to Completion:

     (a) it is the registered owner of the Redeemed Bonds and also (i) is the beneficial owner thereof or (ii) if not, then it has been and is duly authorized by the beneficial owner(s) to enter into and perform this Deed;

     (b) the Redeemed Bonds are free from all charges, liens, hypothecation, equities, encumbrances and other adverse claims and rights; and

     (c)  it has full power and authority to enter into this Deed.

7. The parties hereto agree that save as the principal amount of the Bonds is reduced to HK$300,000,000 as provided in this Deed, all the provisions and conditions of the Deed Poll shall remain in full force and effect.

8. This Deed is governed by and shall be construed in accordance with the laws of The Hong Kong Special Administrative Region.

                                  SCHEDULE 1
                                  ----------

                            COMPLETION REQUIREMENTS
                            -----------------------

1.   Obligation of i-CABLE

At Completion, i-CABLE shall deliver to the Bondholder:

(a) a cheque or cashier order drawn in favour of the Bondholder or as it may direct for:

     (i) the principal amount of the Redemption Price in the sum of HK$1,500,000,000; and

     (ii) the interests payable on the Redeemed Bonds for the period from 1st July, 2002 up to but excluding the date of Completion at the rate of 4% per annum ("Interest"); and

(b) a new certificate in respect of the remaining principal amount of HK$300,000,000 Bonds.

2.   Obligation of the Bondholder

At Completion, the Bondholder shall deliver to i-CABLE:

(a) the certificate(s) representing the Redeemed Bonds in the principal amount of HK$1,800,000,000 for cancellation;

(b) a certified true copy of the minutes of the board meeting of the Bondholder approving and authorising the redemption of the Redeemed Bonds and the entry into by the Bondholder of this Deed; and

(c) a receipt issued by the Bondholder to i-CABLE to acknowledge the receipt of the Redemption Price and the Interest.

IN WITNESS whereof the parties hereto has caused this Deed to be duly executed.


SEALED with the COMMON SEAL of              )
WHARF COMMUNICATIONS LIMITED                )
and SIGNED by Stephen Tin-Hoi Ng, Director, )
and Paul Yiu-Cheung Tsui, Director,         )
in the presence of:                         )





SEALED with the COMMON SEAL of              )
i-CABLE COMMUNICATIONS LIMITED              )
and SIGNED by Stephen Tin-Hoi Ng, Director, )
and Wilson W. S. Chan, Secretary,           )
in the presence of:                         )